November 27, 2001

Jim Paul

100 Lucinda Drive

Babylon, New York 11702

Re: Amendment to Employment Agreement

Dear Mr. Paul:

This shall confirm the agreement between you and Chyron Corporation (the "Company") pursuant to which you have agreed to reduce your annual base salary from $215,000 to $185,000 effective April 1, 2001 through December 31, 2001 (the "Reduced Amount"). This reduction was done voluntarily for the benefit of the Company and shall not affect the severance due you under the Employment Agreement dated October 1, 1997 and as amended on January 10, 2001 (the "Employment Agreement"). In addition, in the event the Company terminates you "without cause," as defined under the Employment Agreement, then the Reduced Amount shall be due and payable as part of your severance under the Employment Agreement. All other terms of the Employment Agreement shall remain in full force and effect.

If the Employment Agreement is no longer in effect and at such time your employment by the Company is terminated without cause, as defined under the Employment Agreement, then you will be entitled to receive the Reduced Amount in addition to any other severance owed to you by the Company.

Please acknowledge your consent to the above by executing and dating below and returning this letter agreement to me.

Very truly yours,

/s/ Roger Hendersen
Roger Hendersen

Agreed and Accepted

/s/ Jim Paul
Jim Paul
Dated:11/27/01